Exhibit 99.1

News Release	Devon Energy Corporation 20 North Broadway Oklahoma City, OK 73102-8260

Investor Contact	Shea Snyder	405 552 4782
Media Contact	Chip Minty	405 228 8647
DEVON ENERGY EARNS $2.7 BILLION IN SECOND-QUARTER 2011; NORTH AMERICAN ONSHORE PRODUCTION SETS RECORD
OKLAHOMA CITY — August 3, 2011 — Devon Energy Corporation (NYSE:DVN) today reported net earnings of $2.7 billion for the quarter ended June 30, 2011, or $6.50 per common share ($6.48 per diluted share). This is a 288 percent increase compared with second-quarter 2010 net earnings of $706 million, or $1.59 per common share ($1.58 per diluted share).
For the six months ended June 30, 2011, Devon reported net earnings of $3.2 billion, or $7.44 per common share ($7.41 per diluted share). This compares with net earnings for the six months ended June 30, 2010, of $1.9 billion, or $4.26 per common share ($4.24 per diluted share).
Second-quarter 2011 financial results were impacted by certain items securities analysts typically exclude from their published estimates. The most significant of the adjusting items was a $2.5 billion gain on the sale of assets in Brazil. Excluding adjusting items, Devon earned $726 million or $1.71 per diluted common share in the second quarter. The adjusting items are discussed in more detail later in this news release.
Record Production and Higher Prices Drive Oil and Gas Sales
Sales of oil, natural gas, and natural gas liquids from continuing operations were $2.2 billion in the second quarter of 2011, a 23 percent increase over the second quarter of 2010. Both higher production and higher oil and natural gas liquids pricing contributed to the increase.
Devon’s North American onshore production averaged the highest daily rate in the company’s history at 660,000 oil-equivalent barrels (Boe) per day in the second quarter of 2011. This represents a production increase of more than six percent over the second-quarter 2010, driven by a 12 percent increase in oil and natural gas liquids production.
Devon’s marketing and midstream operating profit totaled $148 million in the second-quarter 2011, a 19 percent increase over the second quarter of 2010. The improvement resulted from higher natural gas liquids production and prices as well as increased gas throughput.
Strategic Repositioning Completed; Share Repurchase Plan Remains on Schedule
In May, the company closed the $3.2 billion sale of its Brazilian operations. Devon has now substantially completed its International and Gulf of Mexico divestiture plan. In aggregate, sales proceeds from the combined divestitures exceeded $10 billion with after-tax proceeds expected to approximate $8 billion.
“The execution of Devon’s strategic repositioning was excellent,” said John Richels, president and chief executive officer. “Devon has emerged with a pristine balance sheet, a deep inventory of oil and liquids-rich growth opportunities and a highly competitive cost structure. As demonstrated by our second-quarter results, the repositioned Devon is delivering profitable growth per share.”

In May 2010, Devon commenced a program to repurchase $3.5 billion of its common stock. As of June 30, 2011, the company had repurchased 33.5 million shares at a total cost of $2.5 billion. Devon expects to complete the stock repurchase program by the end of 2011.
Production Growth Leads Operating Highlights
•	In the Permian Basin, Devon increased production 17 percent over the second quarter of 2010, to 49,000 oil-equivalent barrels per day. Oil and natural gas liquids accounted for 75 percent of the quarter’s production.

•	The company completed nine operated Bone Spring wells within the Permian Basin in the second quarter. Initial daily production from the nine wells averaged more than 700 Boe per day per well. Devon has an average working interest of 77 percent in these wells.

•	In Canada, Devon commenced steam injection and achieved first production from its Jackfish 2 oil sands project in the second quarter. Production from the 100 percent-owned project is expected to ramp-up to 35,000 barrels per day before royalties over the next 18 months.

•	Production from the company’s Cana-Woodford Shale play averaged a record 189 million cubic feet of natural gas equivalent per day in the second quarter, including nearly 9,000 barrels per day of liquids. This represents an 80 percent increase in total production compared to the year-ago quarter.

•	Devon’s Barnett Shale production increased 13 percent over the second-quarter 2010 to a record 1.3 billion cubic feet of natural gas equivalent per day, including 46,000 barrels per day of liquids production.

•	Devon brought eight operated Granite Wash wells online in the second quarter. Initial production from these wells averaged 2,010 barrels of oil-equivalent per day, including 200 barrels of oil and 730 barrels of natural gas liquids per day. The company has an average working interest of 71 percent in these wells.

•	The company has assembled 1.1 million net acres targeting new oil and liquids-rich gas opportunities across multiple basins in the U.S. Devon plans to drill more than 30 wells this year targeting the Tuscaloosa Marine Shale, Niobrara Shale, Mississippian Lime, Ohio Utica Shale and the A1 Carbonate and Utica Shale in Michigan.
Cost Containment Efforts Offset Rising Industry Costs
Lease operating expenses (LOE) were $453 million in the second quarter of 2011, or $7.55 per Boe. This represents a one cent per Boe decrease from the second-quarter 2010. Effective cost management and higher production offset the effects of the strengthening Canadian dollar and rising service and supply costs.
Taxes other than income increased $28 million to $120 million in the second quarter of 2011. The year-over-year increase was driven by higher production taxes, resulting from the significant increase in oil and natural gas liquids revenues.
Second-quarter 2011 general and administrative expenses (G&A) totaled $135 million, or $2.26 per Boe. Compared to the second quarter of 2010, G&A per Boe increased approximately two percent. Efficiencies gained through the company’s strategic repositioning helped mitigate the effects of the strengthening Canadian dollar and an increase in overall activity levels.
Depreciation, depletion and amortization expense (DD&A) of oil and gas properties increased to $485 million in the second quarter of 2011. Compared to the year-ago quarter, unit DD&A increased 11 percent to $8.08 per Boe.
Interest expense decreased 24 percent in the second quarter to $85 million. Second-quarter 2010 interest expense included a $19 million charge related to the early redemption of senior notes.
Second-quarter income tax expense from continuing operations totaled $1.2 billion, or 87 percent of pre-tax earnings. This unusually high tax rate resulted from a $744 million charge related to U.S. income taxes on foreign earnings assumed to be repatriated under current U.S. tax law. After adjusting for this and other items generally excluded by securities analysts, Devon’s second quarter tax rate totaled 32 percent of pre-tax earnings from continuing operations.

Cash Flow and Divestiture Proceeds Total $4.8 Billion
Cash flow before balance sheet changes totaled $1.6 billion in the second quarter of 2011, a 115 percent increase over the year-ago quarter. In addition, Devon received $3.2 billion of pre-tax proceeds from the sale of its assets in Brazil.
As of June 30, 2011, the company’s cash and short-term investments reached $6.7 billion and its net debt to adjusted capitalization ratio declined to five percent. Reconciliations of cash flow before balance sheet changes, net debt and adjusted capitalization, which are non-GAAP measures, are provided in this release.
Devon Adds To Natural Gas Hedges
Devon continued to bolster its natural gas hedge positions for 2011 and 2012. For the second half of 2011, the company now has approximately 980 million cubic feet per day protected utilizing swap and collar contracts with a weighted average floor price of $5.28 per Mcf. For 2012, Devon now has hedges covering 815 million cubic feet per day hedged at a weighted average floor price of $4.89 per Mcf. The company’s natural gas hedges for both 2011 and 2012 are based on the Henry Hub benchmark index.
Divestitures Impact Reported Financial and Operational Results
In accordance with accounting standards, Devon has classified the assets, liabilities, and results of its international segment as discontinued operations for all accounting periods presented in this release. Included with this release is a table of revenues, expenses, production categories, and the amounts classified as discontinued operations for each period presented.
Items Excluded from Published Earnings Estimates
Devon’s reported net earnings include items of income and expense that are typically excluded by securities analysts in their published estimates of the company’s financial results. These items and their effects upon reported earnings for the second-quarter 2011 were as follows:
Items affecting continuing operations:
•	U.S. income taxes on foreign earnings assumed to be repatriated to the U.S. decreased second-quarter earnings by $744 million.

•	A change in the fair value of oil, gas and NGL derivative instruments increased second-quarter earnings by $357 million pre-tax ($233 million after tax).

•	A change in fair value of interest-rate and other financial instruments decreased second-quarter earnings by $30 million pre-tax ($20 million after tax).

•	Restructuring costs decreased second-quarter earnings by $6 million pre-tax ($3 million after tax).
Items affecting discontinued operations:
•	Divestitures of assets in Brazil resulted in a second-quarter gain of $2.5 billion pre-tax ($2.5 billion after tax).

•	Restructuring costs increased second-quarter earnings by $8 million pre-tax ($5 million after tax).
The following tables summarize the effects of these items on second-quarter 2011 earnings, income taxes and cash flow.

Summary of Items Typically Excluded by Securities Analysts (in millions)
Continuing Operations — Second Quarter 2011

	Pre-tax				After-tax	Cash Flow Before
	Earnings	Income Tax Effect			Earnings	Balance Sheet
	Effect	Current	Deferred	Total	Effect	Changes Effect

U.S. income taxes on foreign earnings	$—	19	725	744	(744)	(19)
Oil, gas, and NGL derivatives	357	—	124	124	233	—
Interest-rate and other financial instruments	(30)	—	(10)	(10)	(20)	—
Restructuring costs	(6)	—	(3)	(3)	(3)	(3)
Income tax accrual adjustment	—	(12)	12	—	—	12

Totals	$321	7	848	855	(534)	(10)

Discontinued Operations — Second Quarter 2011

	Pre-tax				After-tax	Cash Flow Before
	Earnings	Income Tax Effect			Earnings	Balance Sheet
	Effect	Current	Deferred	Total	Effect	Changes Effect

Gain on the sale of assets	$2,546	—	—	—	2,546	—
Restructuring costs	8	3	—	3	5	5

Totals	$2,554	3	—	3	2,551	5

In aggregate, these items increased second-quarter 2011 net earnings by $2.0 billion, or $4.78 per common share ($4.77 cents per diluted share). These items and their associated tax effects decreased second-quarter 2011 cash flow before balance sheet changes by $5 million.
Conference Call to be Webcast Today
Devon will discuss its second-quarter 2011 financial and operating results in a conference call that will be webcast today at 10 a.m. Central Time (11 a.m. Eastern Time). The webcast may be accessed from Devon’s internet home page at www.devonenergy.com.
Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is a leading U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For more information about Devon, please visit our website at www.devonenergy.com.
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by Devon on its website or otherwise. Devon does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.
The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. This release may contain certain terms, such as resource potential and exploration target size. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K for the fiscal year ended December 31, 2010, available from us at Devon Energy Corporation, Attn. Investor Relations, 20 North Broadway, Oklahoma City, OK 73102. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

DEVON ENERGY CORPORATION
FINANCIAL AND OPERATIONAL INFORMATION

	Quarter Ended		Six Months Ended
PRODUCTION (net of royalties)	June 30,		June 30,
Excludes discontinued operations	2011	2010	2011	2010

Total Period Production

Natural Gas (Bcf)
U.S. Onshore	184.6	173.4	361.4	339.3
Canada	55.7	57.4	106.9	108.1

North American Onshore	240.3	230.8	468.3	447.4
U.S. Offshore	—	6.9	—	16.8

Total Natural Gas	240.3	237.7	468.3	464.2

Oil (MMBbls)
U.S. Onshore	4.2	3.3	7.9	6.3
Canada	6.6	6.7	13.0	13.1

North American Onshore	10.8	10.0	20.9	19.4
U.S. Offshore	—	0.8	—	1.9

Total Oil	10.8	10.8	20.9	21.3

Natural Gas Liquids (MMBbls)
U.S. Onshore	8.3	7.0	15.9	13.5
Canada	0.9	0.9	1.8	1.8

North American Onshore	9.2	7.9	17.7	15.3
U.S. Offshore	—	0.2	—	0.3

Total Natural Gas Liquids	9.2	8.1	17.7	15.6

Oil Equivalent (MMBoe)
U.S. Onshore	43.4	39.2	84.0	76.3
Canada	16.7	17.2	32.6	33.0

North American Onshore	60.1	56.4	116.6	109.3
U.S. Offshore	—	2.1	—	5.0

Total Oil Equivalent	60.1	58.5	116.6	114.3

Average Daily Production

Natural Gas (MMcf)
U.S. Onshore	2,028.7	1,905.9	1,996.6	1,874.6
Canada	612.3	630.2	590.7	597.3

North American Onshore	2,641.0	2,536.1	2,587.3	2,471.9
U.S. Offshore	—	76.2	—	92.7

Total Natural Gas	2,641.0	2,612.3	2,587.3	2,564.6

Oil (MBbls)
U.S. Onshore	46.5	36.5	43.6	34.8
Canada	71.9	73.9	71.9	72.4

North American Onshore	118.4	110.4	115.5	107.2
U.S. Offshore	—	8.2	—	10.5

Total Oil	118.4	118.6	115.5	117.7

Natural Gas Liquids (MBbls)
U.S. Onshore	91.8	76.5	88.0	74.5
Canada	9.8	10.3	9.8	10.1

North American Onshore	101.6	86.8	97.8	84.6
U.S. Offshore	—	1.7	—	1.8

Total Natural Gas Liquids	101.6	88.5	97.8	86.4

Oil Equivalent (MBoe)
U.S. Onshore	476.3	430.6	464.3	421.7
Canada	183.8	189.3	180.2	182.0

North American Onshore	660.1	619.9	644.5	603.7
U.S. Offshore	—	22.6	—	27.8

Total Oil Equivalent	660.1	642.5	644.5	631.5

DEVON ENERGY CORPORATION
FINANCIAL AND OPERATIONAL INFORMATION

	Quarter Ended		Six Months Ended
BENCHMARK PRICES	June 30,		June 30,
(average prices)	2011	2010	2011	2010

Natural Gas ($/Mcf) — Henry Hub	$4.32	$4.09	$4.21	$4.70
Oil ($/Bbl) — West Texas Intermediate (Cushing)	$102.60	$78.16	$98.35	$78.35

	Oil	Gas	NGLs	Total
Quarter Ended June 30, 2011	(Per Bbl)	(Per Mcf)	(Per Bbl)	(Per Boe)

U.S. Onshore	$98.28	$3.72	$40.43	$33.19
Canada	$73.65	$4.08	$58.80	$45.55

North American Onshore	$83.31	$3.80	$42.20	$36.63
U.S. Offshore	$—	$—	$—	$—

Realized price without hedges	$83.31	$3.80	$42.20	$36.63
Cash settlements	$(1.49)	$0.31	$0.05	$0.99

Realized price, including cash settlements	$81.82	$4.11	$42.25	$37.62

	Oil	Gas	NGLs	Total
Quarter Ended June 30, 2010	(Per Bbl)	(Per Mcf)	(Per Bbl)	(Per Boe)

U.S. Onshore	$74.65	$3.47	$28.73	$26.77
Canada	$54.43	$3.99	$46.18	$37.08

North American Onshore	$61.11	$3.60	$30.81	$29.92
U.S. Offshore	$79.09	$4.39	$35.59	$46.17

Realized price without hedges	$62.35	$3.62	$30.90	$30.49
Cash settlements	$—	$1.06	$—	$4.31

Realized price, including cash settlements	$62.35	$4.68	$30.90	$34.80

	Oil	Gas	NGLs	Total
Six Months Ended June 30, 2011	(Per Bbl)	(Per Mcf)	(Per Bbl)	(Per Boe)

U.S. Onshore	$93.84	$3.61	$38.04	$31.53
Canada	$67.29	$4.05	$56.49	$43.23

North American Onshore	$77.32	$3.71	$39.90	$34.80
U.S. Offshore	$—	$—	$—	$—

Realized price without hedges	$77.32	$3.71	$39.90	$34.80
Cash settlements	$(1.00)	$0.35	$0.06	$1.25

Realized price, including cash settlements	$76.32	$4.06	$39.96	$36.05

	Oil	Gas	NGLs	Total
Six Months Ended June 30, 2010	(Per Bbl)	(Per Mcf)	(Per Bbl)	(Per Boe)

U.S. Onshore	$74.73	$4.05	$31.39	$29.71
Canada	$58.36	$4.50	$47.52	$40.62

North American Onshore	$63.67	$4.16	$33.31	$33.00
U.S. Offshore	$77.81	$5.12	$38.22	$49.06

Realized price without hedges	$64.93	$4.19	$33.41	$33.70
Cash settlements	$—	$0.75	$—	$3.04

Realized price, including cash settlements	$64.93	$4.94	$33.41	$36.74

DEVON ENERGY CORPORATION
FINANCIAL AND OPERATIONAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share amounts)	2011	2010	2011	2010

Revenues

Oil, gas, and NGL sales	$2,200	$1,782	$4,060	$3,852
Oil, gas and NGL derivatives	416	45	248	665
Marketing and midstream revenues	604	405	1,059	935

Total revenues	3,220	2,232	5,367	5,452

Expenses and other, net

Lease operating expenses	453	442	877	856
Taxes other than income taxes	120	92	228	193
Marketing and midstream operating costs and expenses	456	280	789	677
Depreciation, depletion and amortization of oil and gas properties	485	426	927	852
Depreciation and amortization of non-oil and gas properties	65	63	129	126
Accretion of asset retirement obligation	23	24	46	50
General and administrative expenses	135	130	265	268
Restructuring costs	6	(8)	1	(8)
Interest expense	85	111	166	197
Interest-rate and other financial instruments	25	81	8	66
Other, net	(11)	(22)	(27)	(26)

Total expenses and other, net	1,842	1,619	3,409	3,251

Earnings from continuing operations before income taxes	1,378	613	1,958	2,201

Income tax expense (benefit)

Current	36	707	(53)	1,006
Deferred	1,158	(446)	1,438	(231)

Total income tax expense	1,194	261	1,385	775

Earnings from continuing operations	184	352	573	1,426

Discontinued operations

Earnings from discontinued operations before income taxes	2,558	473	2,588	610
Discontinued operations income tax (benefit) expense	(1)	119	2	138

Earnings from discontinued operations	2,559	354	2,586	472

Net earnings	$2,743	$706	$3,159	$1,898

Basic earnings from continuing operations per share	$0.44	$0.79	$1.35	$3.20
Basic earnings from discontinued operations per share	6.06	0.80	6.09	1.06

Basic net earnings per share	$6.50	$1.59	$7.44	$4.26

Diluted earnings from continuing operations per share	$0.43	$0.79	$1.34	$3.19
Diluted earnings from discontinued operations per share	6.05	0.79	6.07	1.05

Diluted net earnings per share	$6.48	$1.58	$7.41	$4.24

Weighted average common shares outstanding
Basic	422	445	425	446
Diluted	423	446	426	447

DEVON ENERGY CORPORATION
FINANCIAL AND OPERATIONAL INFORMATION
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(in millions)	2011	2010

Assets

Current assets:
Cash and cash equivalents	$3,351	$2,866
Short-term investments	3,367	145
Accounts receivable	1,446	1,202
Current assets held for sale	36	563
Other current assets	711	779

Total current assets	8,911	5,555

Property and equipment, at cost:
Oil and gas, based on full cost accounting:
Subject to amortization	59,423	56,012
Not subject to amortization	3,915	3,434

Total oil and gas	63,338	59,446
Other	4,732	4,429

Total property and equipment, at cost	68,070	63,875
Less accumulated depreciation, depletion and amortization	(45,643)	(44,223)

Property and equipment, net	22,427	19,652

Goodwill	6,176	6,080
Long-term assets held for sale	94	859
Other long-term assets	929	781

Total Assets	$38,537	$32,927

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable — trade	$1,365	$1,411
Revenues and royalties due to others	669	538
Short-term debt	1,962	1,811
Current liabilities associated with assets held for sale	43	305
Other current liabilities	445	518

Total current liabilities	4,484	4,583

Long-term debt	5,968	3,819
Asset retirement obligations	1,499	1,423
Liabilities associated with assets held for sale	2	26
Other long-term liabilities	808	1,067
Deferred income taxes	4,348	2,756

Stockholders’ equity:

Common stock	42	43
Additional paid-in capital	4,489	5,601
Retained earnings	14,901	11,882
Accumulated other comprehensive earnings	2,021	1,760
Treasury stock, at cost	(25)	(33)

Total Stockholders’ Equity	21,428	19,253

Total Liabilities and Stockholders’ Equity	$38,537	$32,927

Common Shares Outstanding	418	432

DEVON ENERGY CORPORATION
FINANCIAL AND OPERATIONAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2011	2010	2011	2010

Cash Flows From Operating Activities

Net earnings	$2,743	$706	$3,159	$1,898
Earnings from discontinued operations, net of tax	(2,559)	(354)	(2,586)	(472)
Adjustments to reconcile earnings from continuing
operations to net cash provided by operating activities:
Depreciation, depletion and amortization	550	489	1,056	978
Deferred income tax expense	1,158	(446)	1,438	(231)
Unrealized change in fair value of financial instruments	(327)	292	(74)	(231)
Other noncash charges	46	25	82	81

Net cash from operating activities before balance sheet changes	1,611	712	3,075	2,023
Net decrease (increase) in working capital	82	531	(89)	581
Decrease in long-term other assets	49	16	45	14
(Decrease) increase in long-term other liabilities	(178)	19	(201)	1
Cash from operating activities — continuing operations	1,564	1,278	2,830	2,619
Cash from operating activities — discontinued operations	(14)	119	(20)	273

Net cash from operating activities	1,550	1,397	2,810	2,892

Cash Flows From Investing Activities

Capital expenditures	(1,893)	(1,974)	(3,720)	(3,221)
Proceeds from property and equipment divestitures	—	2,872	5	4,129
Purchases of short-term investments	(2,884)	—	(4,520)	—
Redemptions of short-term investments	1,153	—	1,298	—
Redemptions of long-term investments	1	10	1	18
Other	(24)	—	(33)	—

Cash from investing activities — continuing operations	(3,647)	908	(6,969)	926
Cash from investing activities — discontinued operations	3,222	536	3,170	429

Net cash from investing activities	(425)	1,444	(3,799)	1,355

Cash Flows From Financing Activities

Net commercial paper borrowings (repayments)	1,143	(240)	2,340	(1,432)
Debt repayments	—	(350)	—	(350)
Proceeds from stock option exercises	8	7	96	15
Repurchases of common stock	(584)	(430)	(1,290)	(430)
Dividends paid on common stock	(72)	(70)	(140)	(142)
Excess tax benefits related to share-based compensation	3	3	12	6

Net cash from financing activities	498	(1,080)	1,018	(2,333)

Effect of exchange rate changes on cash	12	(27)	32	(9)

Net increase in cash and cash equivalents	1,635	1,734	61	1,905
Cash and cash equivalents at beginning of period	1,716	1,182	3,290	1,011

Cash and cash equivalents at end of period	$3,351	$2,916	$3,351	$2,916

DEVON ENERGY CORPORATION
FINANCIAL AND OPERATIONAL INFORMATION
COMPANY OPERATED RIGS

	As of June 30,
	2011	2010

Number of Company Operated Rigs Running

U.S. Onshore	69	59
Canada	3	6

Total	72	65

DRILLING ACTIVITY
Gross wells drilled

	Quarter Ended
	June 30,
	2011	2010

Exploration Wells Drilled

U.S. Onshore	5	5
Canada	3	4

Total	8	9

Exploration Wells Success Rate

U.S. Onshore	80%	100%
Canada	100%	100%

Total	88%	100%

Development Wells Drilled

U.S. Onshore	270	270
Canada	22	33

Total	292	303

Development Wells Success Rate

U.S. Onshore	100%	100%
Canada	100%	100%

Total	100%	100%

Total Wells Drilled

U.S. Onshore	275	275
Canada	25	37

Total	300	312

Total Wells Success Rate

U.S. Onshore	100%	100%
Canada	100%	100%

Total	100%	100%

DEVON ENERGY CORPORATION
FINANCIAL AND OPERATIONAL INFORMATION

KEY OPERATING STATISTICS BY REGION
Quarter Ended June 30, 2011	Avg. Production	Operated Rigs at	Gross Wells
	(MBOED)	June 30, 2011	Drilled

Barnett Shale	213.0	13	74
Canadian Oilsands — Jackfish / Pike	31.2	—	7
Cana-Woodford Shale	31.5	23	60
Granite Wash	16.7	5	13
Gulf Coast / East Texas	72.9	6	17
Lloydminster	39.4	1	6
Permian Basin	48.6	19	75
Rocky Mountains	65.9	3	26
Other	140.9	2	22

Total	660.1	72	300

CAPITAL EXPENDITURES (in millions)
Quarter Ended June 30, 2011

	U.S. Onshore	Canada	Total

Capital Expenditures

Exploration	$238	22	$260
Development	998	273	1,271

Exploration and development capital	$1,236	295	$1,531
Capitalized G&A			81
Capitalized interest			11
Midstream capital			77
Other capital			133

Total Continuing Operations			$1,833

Discontinued operations			15

Total Operations			$1,848

CAPITAL EXPENDITURES (in millions)
Six Months Ended June 30, 2011

	U.S. Onshore	Canada	Total

Capital Expenditures

Exploration	$341	176	$517
Development	1,911	624	2,535

Exploration and development capital	$2,252	800	$3,052
Capitalized G&A			162
Capitalized interest			22
Midstream capital			154
Other capital			225

Total Continuing Operations			$3,615

Discontinued operations			34

Total Operations			$3,649

DEVON ENERGY CORPORATION
FINANCIAL AND OPERATIONAL INFORMATION
PRODUCTION FROM DISCONTINUED OPERATIONS

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Production from Discontinued Operations

Oil (MMBbls)	—	2.9	0.5	5.8
Natural Gas (Bcf)	—	0.4	—	0.9

Total Oil Equivalent (MMBoe)	—	3.0	0.5	5.9

STATEMENTS OF DISCONTINUED OPERATIONS

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2011	2010	2011	2010

Operating revenues	$—	$222	$43	$434

Expenses and other, net

Operating expenses	7	56	33	133
Gain on sale of oil and gas properties	(2,546)	(308)	(2,546)	(308)
Other, net	(19)	1	(32)	(1)

Total expenses and other, net	(2,558)	(251)	(2,545)	(176)

Earnings before income taxes	2,558	473	2,588	610
Income tax (benefit) expense	(1)	119	2	138

Earnings from discontinued operations	$2,559	$354	$2,586	$472

DEVON ENERGY CORPORATION
FINANCIAL AND OPERATIONAL INFORMATION
NON-GAAP FINANCIAL MEASURES
The United States Securities and Exchange Commission has adopted disclosure requirements for public companies such as Devon concerning Non-GAAP financial measures. (GAAP refers to generally accepted accounting principles). The company must reconcile the Non-GAAP financial measure to related GAAP information. Cash flow before balance sheet changes is a Non-GAAP financial measure. Devon believes cash flow before balance sheet changes is relevant because it is a measure of cash available to fund the company’s capital expenditures, dividends and to service its debt. Cash flow before balance sheet changes is also used by certain securities analysts as a measure of Devon’s financial results.
RECONCILIATION TO GAAP INFORMATION
(in millions)

	Quarter Ended
	June 30,
	2011	2010

Net Cash Provided By Operating Activities (GAAP)	$1,550	$1,397

Changes in assets and liabilities — continuing operations	47	(566)
Changes in assets and liabilities — discontinued operations	12	(81)

Cash flow before balance sheet changes (Non-GAAP)	$1,609	$750

Devon believes that using net debt for the calculation of “net debt to adjusted capitalization” provides a better measure than using debt. Devon defines net debt as debt less cash and short-term investments. Devon believes that because cash and short-term investments can be used to repay indebtedness, netting cash and short-term investments against debt provides a clearer picture of the future demands on cash to repay debt.
RECONCILIATION TO GAAP INFORMATION
(in millions)

	June 30,
	2011	2010

Total debt (GAAP)	$7,930	$5,624
Adjustments:
Cash and short-term investments	6,718	2,916

Net debt (Non-GAAP)	$1,212	$2,708

Total debt	$7,930	$5,624
Stockholders’ equity	21,428	16,830

Total capitalization (GAAP)	$29,358	$22,454

Net debt	$1,212	$2,708
Stockholders’ equity	21,428	16,830

Adjusted capitalization (Non-GAAP)	$22,640	$19,538